Exhibit 99.4

For Immediate Release

CRESCENT ANNOUNCES JOINT VENTURES OF TROPHY OFFICE ASSETS

Company Accelerates Real Estate Investment Management Strategy

FORT WORTH, TEXAS, November 8, 2004—Crescent Real Estate Equities Company (NYSE: CEI) today announced significant joint venture transactions involving five of its landmark office properties from its existing portfolio. The 7.9 million square-foot collection includes The Crescent, Trammell Crow Center, and Fountain Place in Dallas and Houston Center and Post Oak Central in Houston. The total valuation for the transactions is $1.2 billion.

John C. Goff, Vice Chairman and Chief Executive Officer states, “These transactions serve as the cornerstone of our joint venture strategy. Denny Alberts and our asset management and leasing teams have built an award winning platform that continues to attract premier partners such as JP Morgan Investment Management. We continue to look to this platform to provide significant growth opportunities for our company in the future.”

Denny Alberts, President and Chief Operating Officer, continued, “One of our key strategic goals was to more than double the size of our previous joint venture portfolio by the end of 2005, and we are ahead of schedule in doing just that. Following these transactions, $2.1 billion of our office portfolio will be in a joint venture structure, all of which we manage and lease, which in turn increases our return on equity and, ultimately, our return to our shareholders.”

The transactions are in two phases. The first phase is a joint venture of three properties, The Crescent, Houston Center and Post Oak Central, totaling 5.6 million square feet. Recently, Crescent and JPMorgan Asset Management (“JPM”) closed into escrow a joint venture arrangement whereby JPM will hold a 60% interest in the $898.5 million valuation of the three properties and Crescent will hold the remaining 40% interest. Crescent is currently in negotiations with another institutional partner, whereby Crescent’s 40% interest in the first phase properties would be reduced further to a 24% interest. Crescent expects that those negotiations will be finalized by year end.

The second phase is a joint venture of two properties, Trammell Crow Center and Fountain Place, totaling 2.3 million square feet. Crescent is in final negotiations with JPM on its acquisition of a 76% interest in the $320.5 million valuation of the two properties, with Crescent retaining the remaining 24% interest.

After completion of both transaction phases, Crescent expects to have generated $316 million in net cash proceeds and to record a $211 million gain on the sale of the combined 76% interest in the fourth quarter of 2004.

Both joint venture agreements contemplate that Crescent will act as general partner and continue to manage and lease the properties for market-based fees. In addition, Crescent will receive promoted interests based upon certain long-term performance measures of the properties.

In both transactions, Lehman Brothers served as advisor to Crescent.

Crescent will discuss the above transactions in more detail in its previously scheduled 3rd quarter earnings call this morning, November 8, 2004, at 10:00 A.M. Central Time. Please refer to call information listed below.

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CONFERENCE CALL, WEBCAST AND PRESENTATION

The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Monday, November 8, 2004, to discuss the third quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through November 16, 2004, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 1346876.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•	The Company’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which continue to be adversely affected by existing real estate conditions (including vacancy rates in particular markets, decreased rental rates and competition from other properties) and may also be adversely affected by general economic downturns;

•	The continuation of relatively high vacancy rates and reduced rental rates in the Company’s office portfolio as a result of conditions within the Company’s principal markets;

•	Adverse changes in the financial condition of existing tenants, in particular El Paso Energy and its affiliates which provide 4.5% of the Company’s annualized office revenues;

•	Further deterioration in the resort/business-class hotel markets or in the economy generally;

•	Further deterioration in the market or in the economy generally and increases in construction cost associated with development for residential land or luxury residences, including single-family homes, town homes and condominiums;

•	Financing risks, such as the Company’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the Company’s ability to meet financial and other covenants and the Company’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	The ability of the Company to dispose of its investment land, and other non-core assets, on favorable terms and within anticipated time frames;

•	The ability of the Company to reinvest available funds at anticipated returns and consummate anticipated office acquisitions on favorable terms and within anticipated time frames;

•	The ability of the Company to close and consummate the its significant pending transactions on the terms and within the time frames anticipated by management;

•	The concentration of a significant percentage of the Company’s assets in Texas;

•	The existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in the Company’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.

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ABOUT THE COMPANY

Celebrating its tenth year, Crescent Real Estate Equities Company (NYSE: CEI) is one of the largest publicly held real estate investment trusts in the nation. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of more than 70 premier office buildings totaling more than 29 million square feet primarily located in the Southwestern United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. In addition, Crescent has investments in world-class resorts and spas and upscale residential developments. For more information, visit the Company’s website at http://www.crescent.com.

FOR MORE INFORMATION

Jane E. Mody, Executive Vice President, Capital Markets, (817) 321-1086
Keira B. Moody, Vice President, Investor Relations and Corporate Communications, (817) 321-1412

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